SETTLEMENT AGREEMENT
                              --------------------

         This Agreement is entered into as of this 31st day of January, 2002, by and among Robbins Resource Recovery Partners, L.P. (the "Partnership"), RRRP Robbins, Inc. (the "General Partner"), RRRP Illinois, LLC (the "Operator", and together with the Partnership and the General Partner hereinafter sometimes referred to individually as a "Debtor" and collectively as the "Debtors"), the undersigned holders (each in its capacity as an individual holder, and collectively, as an unofficial committee known as the "Bondholders Steering Committee") of 1999 Bonds (as defined below) issued pursuant to the Indenture (as defined below) representing the number of holders of 1999 Bonds as reflected in the signature lines below (each, a "Bondholder" and, collectively, the "Bondholders"), Foster Wheeler LLC (successor by merger to Foster Wheeler Corporation), its Affiliates, and their respective Related Persons (as defined in section 23 hereof) (collectively, "FW") and SunTrust Bank (formerly known as, and as successor to, SunTrust Bank, Central Florida, National Association) in its capacity as trustee under the Indenture (as defined below) (the "Trustee") and as Litigation Proceeds Trustee (as defined in the Indenture).

                               W I T N E S S E T H
                               -------------------

         WHEREAS, the Partnership was formed to develop, lease, construct, test, operate and maintain the Robbins Resource Recovery Facility (the "Facility"), a solid waste-to-energy facility located in the Village of Robbins, Illinois (the "Village"), and certain associated materials, ancillary structures and related contractual and property interests (which, together with the Facility, are hereinafter referred to collectively as the "Project"); and

         WHEREAS, the Partnership leases the Facility from the Village pursuant to the terms of an Amended and Partially Restated Facility Lease Agreement, dated as of October 15, 1999, as amended, between the Partnership and the Village; and
         WHEREAS, the Operator operated and maintained the Facility pursuant to a Project Operating and Maintenance Agreement, dated as of October 15, 1999, between the Operator and the Partnership (the "O&M Agreement"); and
         WHEREAS, in addition to the Project, the Partnership previously was the owner of a solid waste transfer facility located in the Village of Forest View, Illinois, together with certain associated materials, ancillary structures and related contractual and property interests (collectively, the "Transfer Station"), which Transfer Station has been sold to a third party; and
         WHEREAS, the Bondholders hold industrial revenue bonds issued by the Village under a Second Amended and Restated Mortgage, Security Agreement and Indenture of Trust, dated as of October 15, 1999, between the Village and the Trustee (the "Indenture"), which bonds are designated Mandatorily Exchangeable Resource Recovery Revenue Bonds (Robbins Resource Recovery Partners, L.P. Project) Series 1999A (the "1999A Bonds"), Mandatorily Exchangeable Resource Recovery Revenue Bonds (Robbins Resource Recovery Partners, L.P. Project) Series 1999B (the "1999B Bonds"), Resource Recovery Revenue Bonds (Robbins Resource Recovery Partners, L.P. Project) Series 1999C (the "1999C Bonds") and Resource Recovery Revenue Bonds (Robbins Resource Recovery Partners, L.P. Project) Series 1999D (the "1999D Bonds" and, together with the 1999A, 1999B and 1999C Bonds, hereinafter referred to collectively as the "1999 Bonds"), and which 1999 Bonds are governed by the terms of the Indenture; and
         WHEREAS, in order to secure the repayment of the 1999 Bonds, the Village granted to the Trustee (pursuant to the Indenture) a lien on and security interest in the Trust Estate (as defined in the Indenture), which included a mortgage on the Transfer
Station, all to the extent and subject to the terms and conditions provided therein; and

         WHEREAS, FW asserts that it advanced and loaned in excess of $14,000,000 to the Operator in order to ensure that the Operator had sufficient funds to continue to operate the Facility as required under the O&M Agreement; and
         WHEREAS, the advances and loans of such funds asserted by FW to the Operator are evidenced by a Revolving Credit Demand Note, dated as of February 23, 2000, made by the Operator to FW (the "FW Note"), and FW asserts, are secured pursuant to a Security Agreement, dated as of February 23, 2000, between the Operator and FW (the "FW Security Agreement"), and FW has asserted a claim against the Operator and the Partnership (as a result of the Operator's claim against the Partnership) in excess of $14,000,000 for all such amounts so advanced and loaned by FW to the Operator (the "FW Claim"); and

         WHEREAS, the Partnership and the Village are plaintiffs in litigation entitled ROBBINS RESOURCE RECOVERY PARTNERS, L.P. V. EDGAR, filed in the United States District Court for the Northern District of Illinois (No. 96 C 1735), and litigation entitled VILLAGE OF ROBBINS V. MATHIAS, filed in the Circuit Court of Cook County, Illinois (No. 96 CH 12873, now No. 00 CH 3754) (collectively, the "Retail Rate Litigation"); and

         WHEREAS, pursuant to certain agreements, the Partnership assigned to FW the right to control the Retail Rate Litigation and assigned the proceeds of the Retail Rate Litigation to a certain trust for the benefit of the Trustee on behalf of the holders of all of the 1999 Bonds (the "1999 Bondholders") and for the benefit of FW; and

         WHEREAS, the Partnership and the General Partner filed voluntary petitions for relief pursuant to Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") on

August 25, 2000; and the Operator filed a voluntary petition for relief pursuant to Chapter 11 of the Bankruptcy Code on November 7, 2000 (collectively, the "Bankruptcy Cases"), each of which is pending in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"); and

         WHEREAS, the Debtors, the Bondholders and FW believe they each have claims or causes of action against one another that they may assert in one or more of the Debtors' bankruptcy proceedings or other proceedings; and

         WHEREAS, the Debtors, the Bondholders and FW each desire to fully and finally resolve (in accordance with the terms of this Agreement) any claims or causes of action they may have against one another (other than those preserved by the terms of this Agreement) in part to ensure the prompt sale of the Facility (in whole or in part) and in conjunction with a plan of reorganization for the Debtors;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. SUPPLEMENTAL LETTER. The parties hereto have entered into a separate letter agreement (the "Supplemental Letter") with respect to certain matters, the public disclosure of which could adversely impact the settlement among the parties (the "Settlement"). Accordingly, the Supplemental Letter will not be filed with the Bankruptcy Court. If the Bankruptcy Court should require that the Supplemental Letter be filed, it shall be filed under seal. The terms of the Supplemental Letter are an integral part of the Settlement, are hereby incorporated herein by reference thereto and made a part hereof.

        2. FW FUNDING.
           ----------

         2.1. FW agrees to fund, at the times set forth below, a creditors' trust in an amount equal to the lesser of (i) twenty (20%) percent of the amount of pre-petition, allowed unsecured claims asserted against any of the Debtors in the Bankruptcy Cases ("Allowed Claims") (but specifically excluding any claims entitled to administrative expense priority under 11 U.S.C. ss.ss.503 and 507(a)(1) and any FW Claim) or (ii) eight hundred thousand dollars ($800,000) (the "Creditors Trust"). The Creditors Trust shall be funded on the earlier to occur of (i) the first effective date of a plan of reorganization for the Operator and the Partnership, or (ii) if no plan of reorganization is confirmed for the Operator and the Partnership, thirty days after the entry of an order by the Bankruptcy Court either converting the Debtors' bankruptcy cases to proceedings under Chapter 7 of the Bankruptcy Code, or dismissing the Debtors' bankruptcy cases.

         2.2. In connection with the establishment and/or approval of any Allowed Claims, the Debtors shall in good faith diligently review all claims submitted and, where appropriate, object to the allowance of claims; provided, however, that nothing contained in this

Agreement shall be deemed to limit, modify or waive any and all rights of FW, the Trustee or the Bondholders, if any, under applicable law to object to the allowance of any claim.

         2.3. All ballots that are sent to creditors in connection with solicitations for any of the Debtors' plans of reorganization will contain or incorporate a form of a written release and waiver of any and all claims which holders of Allowed Claims have asserted or could assert against FW, FW's Affiliates for any reason whatsoever, in form and substance satisfactory to FW (the "FW Creditor Releases"), and require that holders of Allowed Claims affirmatively indicate in writing on such ballot that their execution of such ballot voting in favor of any such plan of reorganization constitutes their acceptance and agreement to be bound by such FW Creditor Release in exchange for payment from the Creditors Trust. Any holders of Allowed Claims that indicate on such ballot their acceptance and agreement to be bound by such FW Creditor Release shall be entitled to receive a distribution from the Creditors Trust in an amount equal to the lesser of (i) twenty (20%) percent of such holder's Allowed Claim or (ii) such holder's pro rata share of the funds in the Creditors Trust. If on the first day following the last date provided in the plan of reorganization for the payment of Allowed Claims, any undistributed funds remain in the Creditors Trust, all such undistributed funds will be returned to FW free and clear of any liens or encumbrances unless FW has failed to pay any amounts then due and owing by FW under this Agreement, the Exit Funding Agreement (as defined below), the IRS Closing Agreement (as defined below), the Supplemental Letter or any cost of permanent closure of the Facility as contemplated by
Section 9 hereof, in which case such undistributed funds shall be applied to pay such amounts. In the event less than all of the Debtors are able to confirm a plan of reorganization, the parties hereto agree to reasonably cooperate with each other to establish a mechanism generally consistent with this Section 2.3 for disbursing the funds in the Creditors Trust in exchange for FW Creditor Releases.

         3. DETERMINATION OF VALIDITY, PRIORITY AND EXTENT OF LIENS.
            -------------------------------------------------------

         In order to determine, among other things, the validity, priority and extent of claims against the Trust Estate and FW's pre-petition and post-petition claims against the Debtors, (i) as of the date hereof, the Trustee shall assign certain of its Claims in the Trust Estate to the Partnership, to the extent necessary and solely to consummate the Foreclosure Action (as defined below), in accordance with the Assignment Agreement in the form attached hereto as EXHIBIT 1 (the "Assignment Agreement") and (ii) immediately following such assignment in accordance with clause (i), but not later than three (3) business days after such assignment, the Partnership shall promptly file in the Bankruptcy Court a Complaint in the Bankruptcy Cases in the form attached hereto as EXHIBIT 2 (the "Foreclosure Action") seeking (a) to foreclose the Partnership's interests in the Trust Estate, and (b) to determine the validity, priority and extent of liens on the Trust Estate. The Trustee, the Bondholders, the Debtors and FW agree to the entry of a Stipulation and Order in the form attached hereto as EXHIBIT 3 (the "Priority Order") with respect to (b) above and the Partnership shall promptly move for the entry of the Priority Order in the Foreclosure Action.

         4. EXIT PAYMENTS. Subject to the Priority Order becoming final and non-appealable and the execution of the IRS Closing Agreement, FW reaffirms its obligation, in accordance with the Exit Funding Agreement, dated as of October 15, 1999, between FW and the Trustee (as amended or modified, the "Exit Funding Agreement"), to make Exit Payments (as defined in the Exit Funding Agreement) for the benefit of the holders of 1999C Bonds and 1999D Bonds, and hereby expressly agrees that FW's obligations under the Exit Funding Agreement including, but not limited to, its obligation to make Exit Payments thereunder and payment of the 1999C and 1999D Bonds pursuant to Section 2 of the Exit Funding Agreement shall be absolute, irrevocable and unconditional, and shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counter-claim, recoupment or termination whatsoever by reason of the invalidity or unenforceability of such obligation provided, however, that, notwithstanding anything herein to the contrary, in the event any Bondholder breaches its obligations under this Agreement and fails to cure such default after notice has been given and the cure period expired all as contemplated by Section 28 below, the reaffirmation of FW contained in this Section 4 shall be null and void and of no further force or effect as to such breaching Bondholder, but only to the extent FW is actually harmed by such breach.

         5. BUDGET.
            ------

         5.1. By their execution hereof, the parties hereby confirm their approval of the Debtors' budget, a copy of which is attached hereto as Annex A (such budget, as the same may be updated and/or amended in accordance with the terms hereof, is hereinafter referred to as the "Budget"). The Debtors will pay their respective professional fees provided in the Budget and professional expenses at a rate of 0% and 100%, respectively, with holdback fees to be paid on the earlier of confirmation of a plan of reorganization or as otherwise authorized by Bankruptcy Court order. In the event the Debtors' Bankruptcy Cases are not resolved by June 15, 2002, the Debtors will continue to prepare and submit updated draft six (6) month Budgets in a manner consistent with this Agreement. No such updated Budget shall be effective, and the Debtors shall make no expenditures under any such updated Budget until such updated Budget has been approved by the Bondholders Steering Committee and is reasonably satisfactory to FW. No approved Budget can be otherwise altered or amended except by the written consent of the Bondholders Steering Committee and FW or their respective counsels.

         5.2. The Debtors shall submit to the Bondholders Steering Committee and FW monthly reports detailing all expenditures made during such month and setting forth any variance in any such expenditure(s) from the Budget. Such reports shall be submitted for each month no later than the 15th day of the following month. Upon request of either the Bondholders Steering Committee or FW, the Debtors shall promptly provide a detailed explanation of the reason for any line item variance of 10% or more.

         5.3. Subject to the restrictions on payment of professional fees and expenses set forth in Section 5.1 hereof, the Debtors have full discretion to incur expenses and make payments consistent with the Budget. The Debtors have no authority to incur any expenses or to make payments except pursuant to the terms of the Budget.

         5.4. The parties hereto further agree that they will modify, or cause to be modified, the Interim Order Authorizing Debtors in Possession To (A) Use Cash Collateral and (B) Grant Liens and Administrative Claims Pursuant to 11 U.S.C. ss.ss.361, 363 and 507(b) entered on September 28, 2000 and made final on October 17, 2000 (the "Cash Collateral Order") to delete paragraph 6 of the Cash Collateral Order.

         5.5. FW will not object to the Debtors' continued use of cash collateral as long as such use is otherwise consistent with the Budget and this Agreement.

         6. IRS CLOSING AGREEMENT. It is agreed that the obligations of the parties hereto are subject to the execution of a "Closing Agreement as to Final Determination Covering Specific Matters" among the Village, FW and the Commissioner of the Internal Revenue Service, substantially in the form attached hereto as EXHIBIT 4, the terms of which all parties hereto accept, or such other form as FW and the Bondholders, in their sole discretion, shall mutually agree (the "IRS Closing Agreement").

         7. SALE OF PROJECT. Within three (3) business days of the date hereof, the Debtors will promptly file with the Bankruptcy Court a motion to approve (i) bid procedures, (ii) the sale of the Project (in whole or in part) and (iii) related relief in the form attached hereto as EXHIBIT 5 (the "Sale Motion"). Promptly after approval of the Sale Motion by the Bankruptcy Court, Debtors shall solicit proposals for the sale of the Project, in whole or in part, and conduct an auction pursuant to the bidding procedures set forth in the Sale Motion.


          8. DISTRIBUTION OF SALES PROCEEDS.
             ------------------------------

         8.1. The 1999 Bondholders have asserted and continue to assert a first-position lien upon the Trust Estate. The parties hereto acknowledge that FW is the only party in the Bankruptcy Cases that still retains the right to dispute this lien, as all other creditors have allowed the time to dispute the 1999 Bondholders' lien to expire. In consideration for the agreements set forth herein, including FW's agreement not to challenge the 1999 Bondholders' lien in the Trust Estate or its proceeds and the entry of the Priority Order, FW shall share in the 1999 Bondholders' lien position in Proceeds (as defined in Section
8.3 hereof) of the sale of the Project as set forth in Sections 8.2.2, 8.2.3 and
8.2.4 hereof. Except for the amounts reserved from the Proceeds for distribution to creditors holding Allowed Administrative Claims (as hereinafter defined) pursuant to Section 8.2.2 hereof, the Proceeds of the Trust Estate are subject to the secured claims of the Trustee (on behalf of the 1999 Bondholders) and not available for distribution to any creditors other than FW and the Trustee (on behalf of the 1999 Bondholders).

         8.2. Upon the sale of the Project, in whole or in part, the Proceeds from such sale shall be applied in the following amounts and order of priority:

         8.2.1 First, Proceeds shall be distributed to the Debtors in an amount necessary to pay any outstanding real estate taxes and to release any properly filed and perfected mechanics liens filed against the Facility (other than rent of any kind or nature due and owing to the Village), outstanding Village water bills, and other allowed priority claims (other than Allowed Administrative Claims (as defined in Section 8.2.2) pursuant to any confirmed plan of reorganization of the Debtors or by the Bankruptcy Court, after having given notice and opportunity for FW and the Bondholders Steering Committee to object to the allowance thereof, in each case to the extent not assumed by the purchaser or purchasers' of the Debtors' interest in the Project. Attached hereto as Schedule A is a description prepared by the Debtors of the nature of all such liens, claims or charges and the current amount due in connection with all amounts to be paid pursuant to this Section 8.2.1.

         8.2.2 Second, up to the next $1,750,000 of Proceeds shall be distributed to the Debtors to pay such claims asserted against the Debtors entitled to administrative expense priority under I I U.S.C. ss.ss.503 and 507(a)(1) and wind down expenses of the Debtors after confirmation of a plan of reorganization as are consistent with the Budget and allowed in any confirmed plan of reorganization or by the Bankruptcy Court, after having given notice and opportunity for FW and the Bondholders Steering Committee to object to the allowance thereof ("Allowed Administrative Claims"), in each case only to the extent not assumed by the purchaser or purchasers of the Debtors' interest in the Project. The amount of Proceeds to be distributed to pay such Allowed Administrative Claims shall be equal to the difference between $1,750,000 and the amount of Allowed Administrative Claims not able to be otherwise paid from the Debtors' estate. Any portion of such $1,750,000 that is not applied to the payment of Allowed Administrative Claims ("Excess Reserve Funds") shall be distributed as follows: 86% of all Excess Reserve Funds shall be distributed to the Trustee (for distribution by the Trustee to the 1999 Bondholders) pursuant to Section 8.2.4(b) hereof, and 14% of all Excess Reserve Funds shall be distributed to the Trustee (for distribution by the Trustee to the holders of 1999C Bonds) and FW pursuant to Section 8.2.4(c) hereof.

         8.2.3 Third, if the Proceeds are less than $10 million, the Debtors (or an escrow agent mutually selected by FW and the Bondholders) will hold in escrow an amount equal to the estimated funds to be refunded to the Debtors under the TIF Act and the TIF Ordinance (as each such term is defined in the Indenture) with respect to real estate taxes for the calendar years 2000 and 2001 (collectively, the "TIF Refunds") for a period of eighteen (18) months from the effective date of any plan of reorganization. If any TIF Refunds are paid to Debtors (for distribution to the Trustee and subsequent distribution to the 1999 Bondholders) within such eighteen (18) month period, Proceeds in an amount equal to the actual amount of all TIF Refunds received during such period shall be released promptly from escrow to FW (the "FW Refund"); PROVIDED, HOWEVER, that the Trustee shall be entitled to be reimbursed first from the FW Refund for the actual attorney fees and expenses paid by it in connection with the TIF litigation, such reimbursement not to exceed $100,000. The balance of all escrowed Proceeds, if any, shall be released to the Trustee (for distribution to the 1999 Bondholders) pursuant to the Indenture at the earlier of (i) the end of such period or (ii) the receipt of all TIF Refunds. If no TIF Refund is issued within such eighteen (18) months, then the Proceeds held in such escrow by the Debtors shall be released to the Trustee (for distribution to 1999 Bondholders) pursuant to the Indenture.

         8.2.4 Fourth, the remaining Proceeds shall be distributed to FW and the Trustee (for distribution by the Trustee to the 1999 Bondholders) in the following amounts and order of priority:


              (a) The first $1,000,000 shall be distributed to the Trustee for application to the 1999C Bonds in accordance with the terms of the Indenture and the IRS Closing Agreement until the 1999C Bonds (including all accrued and unpaid interest thereon) have been paid in full, and any remaining amount to FW.

              (b) The next $2,000,000 (plus any Excess Reserve Funds distributed to the Trustee pursuant to Section 8.2.2) shall be distributed to the Trustee.

              (c) The next $750,000 (plus any Excess Reserve Funds distributed to the Trustee pursuant to Section 8.2.2) shall be distributed to the Trustee for application to the 1999C Bonds in accordance with the terms of the Indenture and the IRS Closing Agreement until the 1999C Bonds (including all accrued and unpaid interest thereon) have been paid in full, and any remaining amount to FW.

              (d) The next $1,000,000 shall be distributed to the Trustee.

              (e) The next $1,000,000 shall be distributed to the Trustee for application to the 1999C Bonds in accordance with the terms of the Indenture and the IRS Closing Agreement until the 1999C Bonds (including all accrued and unpaid interest thereon) have been paid in full, and any remaining amount to FW.

              (f) The next $2,500,000 shall be (i) 1/2 distributed to the Trustee for application to the 1999C Bonds in accordance with the terms of the Indenture and the IRS Closing Agreement until the 1999C Bonds (including all accrued and unpaid interest thereon) have been paid in full, and any remaining amount to FW and (ii) 1/2 distributed to the Trustee.

              (g) The next $15,000,000 shall be distributed to the Trustee.

              (h) The next $10,000,000 shall be (i) 1/3 distributed to the Trustee for application to the 1999C Bonds in accordance with the terms of the Indenture and the IRS Closing Agreement until the 1999C Bonds (including all accrued and unpaid interest thereon) have been paid in full, and any remaining amount to FW and (ii) distributed 2/3 to the Trustee.

              (i) All remaining Proceeds shall be distributed to the Trustee.


         8.3. For purposes of this Agreement the term "Proceeds" shall mean all cash and non-cash consideration received in connection with the sale, lease, other disposition of all or any portion of the Debtors' interests in the Project (including, without limitation, the assumption of indebtedness or other obligations, or any contingent or future payments and the proceeds of any liquidation of the assets of the Debtors), less the actual expenses (excluding any rent of any nature due and owing to the Village and any amounts previously paid pursuant to Sections 8.2.1, 8.2.2 or 8.2.3) incurred by the Debtors in connection with the sale of the Debtors' interest in the Project in an aggregate amount not in excess of that contained in the Budget. With respect to contingent or future payments, such amounts shall be deemed to be Proceeds for purposes of this Section 8 when actually paid or converted into cash. In no event shall Prospective Retail Rate Litigation Proceeds (as defined below) or the fact that interest payable on the 1999 Bonds is tax-exempt be deemed to be a benefit to the 1999 Bondholders resulting in additional proceeds to the 1999 Bondholders for purposes of this
Section 8. The parties agree to reasonably cooperate in good faith to determine the amount of Proceeds available for distribution pursuant to this Section 8, and, as a general rule, the parties agree that any non-cash consideration which does not ultimately result in a cash payment to any party hereto shall not be deemed to be Proceeds for purposes of this Section 8.

        9.   LIQUIDATION CONTINGENCY.
             -----------------------

         9.1. Any plan of reorganization proposed by Debtors will provide for liquidation of the assets of the Debtors, in whole or in part, if such assets are not sold as contemplated by Section 7 hereof. In the event that the Debtors are unable to sell the Project as contemplated by Section 7 hereof, and there is instead a liquidation of their assets and a permanent closure of the Facility, any proceeds received in the liquidation shall be applied first to fund the costs for a permanent closure of the Facility as required by applicable law (including, without limitation, any required environmental remediation or clean-up); provided that in the case of a liquidation and permanent closure, nothing contained in this Agreement shall be deemed to release FW from any liability or obligation that FW may have to pay, or to reimburse, 1999 Bondholders for the costs of such permanent closure of the Facility (including, without limitation, any required environmental remediation or clean-up) whether such obligation is based on contract (including, without limitation, pursuant to the Site Lease Environmental Guaranty Agreement or the Laydown Site Lease Environmental Guaranty Agreement (each as defined in the Indenture)) or at law. Any proceeds remaining from the liquidation of the assets of the Debtors, after payment of the costs of such permanent closure, shall be applied as set forth in Section
8.2.4 hereof. To the extent that FW pays any costs of the permanent closure under this Section 9.1 which FW is not otherwise obligated to pay, or reimburse the payment of, contractually or at law, such payments shall be reimbursed to FW from liquidation proceeds prior to any distribution pursuant to Section 8.2.4 hereof.

         9.2. In the event that no plan of reorganization is confirmed for any one of the Debtors, (i) the Bondholders Steering Committee and the Trustee shall, after consultation with FW, determine whether to petition for such chapter 11 cases of the Debtors to be dismissed or converted to liquidation proceedings pursuant to Chapter 7 of the Bankruptcy Code, whether the Facility shall be abandoned pursuant to section 554 of the Bankruptcy Code, or whether the Trustee shall exercise its rights under applicable state law regarding the Debtors' assets following reassignment thereof to the Trustee pursuant to the Assignment Agreement, (ii) except as contemplated by the Assignment Agreement and the Foreclosure Action, the Trustee will take all actions necessary to continue to preserve its liens on the assets of such Debtor constituting a portion of the Trust Estate, and (iii) the proceeds of any liquidation of the assets of such Debtor shall be distributed in accordance with Section 9.1 hereof.

        10.  THE RETAIL RATE LITIGATION.
             --------------------------

         10.1. Notwithstanding anything in this Agreement or any other documents or agreements to the contrary, FW shall have the sole authority in its absolute discretion to manage, prosecute, settle or dismiss the Retail Rate Litigation. Nothing contained in this Agreement shall be deemed to alter or limit the terms of that certain Joint Prosecution Agreement among certain of the parties hereto, their counsel and financial advisors. FW confirms and agrees that it will be solely liable and responsible for all costs and expenses relating to or arising out of the Retail Rate Litigation.

         10.2. FW hereby assigns to the Trustee any and all of its right, title and interest in and to any and all Prospective Retail Rate Litigation Proceeds (as defined below), all of which are hereby reserved to the Trustee.


         10.3. FW, the Trustee and the Debtors hereby agree that in the event that any proceeds, including without limitation, any lump-sum payment or structured payments, as a result of or relating to any settlement or judgment arising out of the Retail Rate Litigation (collectively, "Retrospective Retail Rate Litigation Proceeds"), excluding and reserving for the benefit of the Trustee, however, any and all proceeds, recoveries or value arising out of or related to the operation of the Project or its assets, or any portion thereof, from and after the date of any judgment in, or settlement of, the Retail Rate Litigation (including, but not limited to, increased electric rates payable in respect of the electrical power generated by the Project, favorable tax treatment or tax rebates for the Project or the 1999 Bondholders, etc.) (collectively, "Prospective Retail Rate Litigation Proceeds") are recovered, the first $ 10 million of such Retrospective Retail Rate Litigation Proceeds (net of attorney contingency fees (which shall not exceed fifteen percent (15%) of such Retrospective Retail Rate Litigation Proceeds) and related expenses of any such attorney incurred and unpaid in connection therewith) shall be paid 50% to FW and 50% to the Litigation Proceeds Trustee under the Litigation Trust (as defined in the Indenture) for application under the Litigation Trust pursuant to the Litigation Proceeds Trust Agreement (as defined in the Indenture). All Retrospective Retail Rate Litigation Proceeds in excess of $10 million shall be paid to the Litigation Proceeds Trustee under the Litigation Trust for application pursuant to such Litigation Proceeds Trust Agreement; provided that FW, the Partnership, the Trustee and the Litigation Proceeds Trustee agree that, upon confirmation of a plan of reorganization for the Debtors, Section 6(a) of the Litigation Trust Agreement shall be deemed amended in its entirety as follows:

              (a) Upon the earlier of the fifth day following receipt of Litigation Proceeds or the fifth day of each calendar month (or the next business day if such day is not a business day), the Litigation Proceeds Trustee shall disburse any Litigation Proceeds in the Trust Account to the Indenture Trustee (for deposit into the Revenue Fund) and/or FW in the following order of priority:

                 (A) the Indenture Trustee shall receive an amount sufficient, when aggregated with any other amounts held by the Indenture Trustee that may be used for such purpose, to redeem all then Outstanding 1999D Bonds (including all accrued and unpaid interest thereon);

                 (B) FWC shall receive an amount equal to the aggregate amount actually paid by it under the Exit Funding Agreement in respect of the 1999D Bonds;

                 (C) FWC shall receive an amount equal to all of its actual out-of-pocket costs and expenses (including, without limitation, attorney fees) related to funding the Retail Rate Litigation, without duplication of any amounts, including contingency fees, previously paid to or for the benefit of FWC;

                 (D) the Indenture Trustee shall receive an amount sufficient, when aggregated with any other amounts held by the Indenture Trustee that may be used for such purpose, to redeem all then Outstanding 1999C Bonds (including all accrued and unpaid interest thereon);

                 (E) FWC shall receive an amount equal to a return of 10.6% per annum compounded semi-annually on the sum of the amounts distributed to FWC pursuant to clauses (B) and (C) above;

                 (F) the Indenture Trustee shall receive an amount equal to the amount distributed to FWC pursuant to clause (B) above; provided, that the Indenture Trustee shall not be entitled to any further amounts under this clause (F) from and after the time that (1) the amount of (i) Litigation Proceeds distributed to the Indenture Trustee in accordance with this clause (F), plus (ii) the amount (without duplication of amounts specified in sub-clause (i)) of all repayments of principal theretofore made by the Indenture Trustee in respect of the 1999A&B Bonds, plus (iii) all amounts (without duplication of amounts specified in sub-clause (i)) held by the Indenture Trustee that are permitted under the Second Amended Indenture to be paid in respect of principal on the 1999A&B Bonds, equals $207,000,000 plus any accrued and unpaid interest on the 1994 Bonds through the Initial Exchange Date (whether or not such amounts were discharged in bankruptcy) to the extent that the amount of such accrued and unpaid interest does not exceed the product of (1) the amount of such accrued and unpaid interest and (2) a fraction, the numerator of which is equal to 207 and the denominator of which is equal to 320;

                 (G) FWC shall receive 20% of the Litigation Proceeds and the
            Indenture Trustee shall receive 80% of the Litigation Proceeds; provided, that the Indenture Trustee shall not be entitled to any further amounts under this clause (G) from and after the time that
            (1) the amount of (i) Litigation Proceeds distributed to the Indenture Trustee in accordance with preceding clause (F) and this clause (G), plus (ii) the amount (without duplication of amounts specified in sub-clause (i)) of all repayments of principal theretofore made by the Indenture Trustee in respect of the 1999A&B Bonds, plus (iii) all amounts (without duplication of amounts specified in sub-clause (i)) held by the Indenture Trustee that are permitted under the Second Amended Indenture to be paid in respect of principal on the 1999A&B Bonds, equals $207,000,000 plus any accrued and unpaid interest on the 1994 Bonds through the Initial Exchange Date (whether or not such amounts were discharged in bankruptcy) to the extent that the amount of such accrued and unpaid interest does not exceed the product of (1) the amount of such accrued and unpaid interest and (2) a fraction, the numerator of which is equal to 207 and the denominator of which is equal to 320; and

                (H) FW shall receive any further Litigation Proceeds."

10.4. Without limiting Section 14 hereof, the Debtors and the Bondholders will cooperate in providing FW, at the cost of FW, with information and assistance related to the

Retail Rate Litigation including, without limitation, providing any appropriate releases, warrants of satisfaction or other documents that may be reasonably necessary in connection with the settlement or other resolution of the Retail Rate Litigation and using their respective reasonable best efforts to cause any future owners or operators of the Project to do the same. FW agrees that the Litigation Proceeds payable to the Indenture Trustee under Sections 10.3(a)(F) and 10.3(a)(G) above shall survive any termination of the Indenture and cancellation of the 1999A and 1999B Bonds. If any distribution of Litigation Proceeds is to be made under Section 10.3(a)(F) or 10.3(a)(G) after the termination of the Indenture and the cancellation of the 1999A Bonds and 1999B Bonds, the Litigation Proceeds Trustee agrees that it shall deliver such Litigation Proceeds directly to holders of the 1999A and 1999B Bonds holding such 1999A and 1999B Bonds on the date of confirmation of a Debtors plan of reorganization or, if no plan of reorganization is confirmed, the date of liquidation of the assets of the Debtors in a manner as consistent as possible with the Sections 10.3(a)(F) and 10.3(a)(G) above.

        11. RELEASE/DISCHARGE.
            -----------------

         11.1. Simultaneously with the execution of this Agreement, the parties have executed and delivered the release agreements attached hereto as Annex B and Annex C and incorporated herein by reference thereto (the "General Releases"), which General Releases shall automatically become effective upon the first date that all of the following shall have occurred (i) this Agreement is approved by the Bankruptcy Court; (ii) the Priority Order is final and non-appealable; and (iii) the IRS Closing Agreement is executed by all parties thereto. In the event that FW breaches its obligations under Section 2 and 4 hereof, the Exit Funding Agreement, the IRS Closing Agreement, the Supplemental Letter or any obligation to pay permanent closure costs as described in Section 9 (including, without limitation, any obligation that may exist pursuant to the Site Lease Environmental Guaranty Agreement and the Laydown Site Lease Environmental Guaranty Agreement) and fails to cure such default after notice has been given and the cure period expired all as contemplated by Section 28 below, the General Releases for the benefit of FW shall be terminated and be of no further force and effect but, with respect to breaches of any obligation to pay permanent closure costs (including, without limitation, any obligation that may exist pursuant to the Site Lease Environmental Guaranty Agreement and/or the Laydown Site Lease Environmental Guaranty Agreement), only to the extent that the Releasors (as defined in the General Releases) are actually harmed by such breach. In the event that any party other than FW breaches any of its obligations hereunder and fails to cure such default after notice has been given and the cure period expired all as contemplated by Section 28 below, the General Release for the benefit of such breaching party shall be terminated and be of no further force or effect, but only to the extent FW is actually harmed by such breach.

         11.2. Any plan of reorganization proposed by any of the Debtors shall contain or incorporate general waivers and releases by 1999 Bondholders in favor of FW substantially similar in form, scope and substance to the General Releases in favor of FW, and all ballots that are sent to creditors in connection with solicitations for any of the Debtors' plans of reorganization will provide that any vote by such 1999 Bondholder in favor of the such plan constitutes their acceptance and agreement to be bound by the terms of such waiver and release.

         12. INJUNCTION. The Debtors shall, in connection with the approval of this Agreement by the Bankruptcy Court, seek the entry of a permanent injunction against any claims or causes of action against FW directly or indirectly relating to any of its respective actions or inaction with respect to the Debtors, the Facility, the Project or the Transfer Station (the "Permanent Injunction"). The Permanent Injunction sought will comport in form and substance to the language provided in Annex D attached hereto, and all of the parties to this Agreement consent to the entry of such Permanent Injunction.

         13. COURT APPROVAL. The parties hereto acknowledge that the approval of the Agreement is a condition subsequent to the continued effectiveness of this Agreement and that the Debtors, FW and the Bondholders shall promptly use their best efforts to cause the Bankruptcy Court to approve this Agreement.

         14. COOPERATION. Without limiting the provisions of Section 14 hereof, the parties will cooperate in fulfilling the terms and conditions of this Agreement, which acts of cooperation will include, but are not limited to, the following:

         14.1. The Debtors shall make all efforts to sell the Debtors' interests in the Project as soon as practicable. To the extent necessary to market and close any such transaction with respect to any or all parts of the Debtors' interests and/or Project, FW agrees to provide the Debtors with reasonable access to its documents and its personnel (including Messrs. Bruce C. Studley, Thomas A. Kowalczyk and Peter D. Rose) for information related to the Facility and the Project and unavailable to Debtors' through other reasonable means. Such access shall be subject to reasonable prior notice to FW and FW's reasonable operational and other business needs so as not to unduly interfere with FW's normal conduct of its business and operations. FW shall identify an employee who shall serve as a coordinator for such purpose. Initially, such coordinator shall be Mr. Kowalczyk, and none of the Debtors or any of their Related Persons shall communicate directly with any of FW's personnel without prior consultation with, and approval from, such coordinating person(s). FW disclaims any representations as to the accuracy of any information furnished, and all other parties hereto hereby release and the Debtors agree to indemnify (as an administrative expense of the Debtors) FW, its Affiliates and their respective

Related Persons from and against any and all liabilities, penalties, fines, damages, demands, claims, causes of action, suits, judgements, costs and expenses (including reasonable attorneys' fees and disbursements) arising from the inaccuracy of information provided by FW in connection with this paragraph; provided, that such information was not furnished in bad faith. The Debtors further agree that as a condition precedent to the distribution to third parties ("Potential Purchasers") of information relating to the Project, the Debtors shall use their reasonable best efforts to cause Potential Purchasers to disclaim (through legends contained in any selling memorandum or otherwise) any reliance on FW or any information provided by or related to any of them, such disclaimer to be in form and substance reasonably satisfactory to FW. FW acknowledges that the disclaimers set forth in the Confidential Selling Memorandum distributed to prospective purchasers on or about March 26, 2001 are satisfactory with respect to such Confidential Selling Memorandum.

         14.2. The Debtors will promptly develop, propose to the Bankruptcy Court one or more plan(s) of reorganization for each of the Debtors substantially consistent in all respects with this Agreement. The Debtors shall consult with and furnish the Bondholders Steering Committee and FW and their respective counsel drafts of such plan(s) of reorganization for review and comment prior to submission thereof to the Bankruptcy Court, and shall promptly furnish the Bondholders Steering Committee and FW and their respective counsel with copies of all documents filed or submitted to the Bankruptcy Court in connection therewith. FW and the Bondholders shall not oppose any plan of reorganization that is consistent with the terms of this Agreement. FW and the Bondholders shall (i) consent to the extension of the time period within which the Debtors shall have the exclusive right to file any plan of reorganization and solicit acceptances thereto (until January 31, 2002 with respect to solicitation), and (ii) not oppose approval of a disclosure statement in connection with any such plan and confirmation of any such plan provided that any such plan of reorganization is consistent with this Agreement and further provided that FW or the Bondholders shall not be barred from objecting to such disclosure statement in connection with any such plan on the grounds, and to the extent, that such document contains a misstatement of, or omits to state, a material fact or is inconsistent with this Agreement. In furtherance of, and without limiting the foregoing, each Bondholder agrees that:

              (a) it (x) will vote (or cause to be voted) its claims in respect of the principal amount of the 1999 Bonds set forth under such Bondholder's name on the signature pages hereto (the "Relevant 1999 Bonds") to accept such plan(s) of reorganization and take (or cause to be taken) such other actions as may be required in connection therewith and (y) not change or withdraw (or cause to be changed or withdrawn) such vote(s), provided that the terms of such plan(s) of reorganization are consistent with the terms of this Agreement; and

              (b) it will not sell, transfer, pledge or assign any of the Relevant 1999 Bonds or any voting interests therein during the effectiveness of this Agreement, except to another Bondholder or an assignee that agrees in writing prior to such acquisition, pledge or assignment to be bound by all terms of this Agreement as if such assignee had originally executed this Agreement with respect to the Relevant 1999 Bonds being acquired by such assignee in the form attached hereto as Annex E, and any sale, transfer or assignment of any of the Relevant 1999 Bonds or any voting interests therein that is not in compliance with the provisions hereof shall be void ab initio.

         14.3. The Debtors, the Bondholders and the Trustee shall use their best efforts to cause any and all existing agreements relating to the Project to be amended and/or terminated consistent in all respects with the Debtors' confirmed plan of reorganization.

         14.4. The Debtors and FW will cooperate with respect to the Debtors' Year 2000 tax returns. FW will prepare the Year 2000 tax returns for the Debtors and calculate the appropriate allocation of income and loss items between FW and the Debtors, subject to the Debtors' approval, such approval not to be unreasonably withheld. The Debtors shall cooperate in all respects with such preparation and, along with FW, shall execute and file the Year 2000 tax returns prepared by FW.

         14.5. FW agrees that it shall be solely responsible for all costs and expenses (including reasonable attorneys' fees and expenses) of the Debtors related to the preparation and solicitation of any Debtor's plan(s) of reorganization and disclosure statements for the Debtors required by Section 14.2; provided that such amount shall not exceed $200,000 and shall be payable by FW on the filing date of the Debtors' plan of reorganization.

         15. FURTHER ASSURANCES. The Debtors, FW, the Bondholders and the Trustee shall, from time to time, prepare, execute and deliver any and all agreements or documents and take any and all other actions as may be reasonably necessary, appropriate or advisable to effectuate the provisions and intent of this Agreement. The Debtors and the Bondholders will cooperate with and support FW's efforts to obtain the Village's execution and delivery of the IRS Closing Agreement, which cooperation shall include supporting FW in connection with its adversary complaint entitled FOSTER WHEELER LLC V. VILLAGE OF ROBBINS, 01 A 00973, pending in the Bankruptcy Court and FW's motion for entry of a temporary restraining order and preliminary injunction, or for an expedited hearing on the merits and its motion to hold defendant in contempt of court for its failure to comply with the court's 9/25/01 order and request for immediate hearing on its motion for TRO, preliminary injunction and other relief; provided that the Debtors and the Bondholders shall not be required to take any action which, in the sole discretion of the Debtors, the Bondholders, as the case may be, or their respective counsel, could result in any liability to the Debtor or the Bondholders.

         16. REPRESENTATIONS OF BONDHOLDERS. Each Bondholder represents severally and not jointly to FW that, as of the date of this Agreement:

              (a) it has the sole ability to vote or cause to be voted no less than the principal amount of its Relevant 1999 Bonds;

              (b) it has valid title to its Relevant 1999 Bonds, free and clear of all liens, security interests and other encumbrances of any kind, other than liens, security interests and encumbrances which would not prevent it from performing its obligations under this Agreement and the General Releases; and

              (c) it is a sophisticated investor with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, the General Releases and the Supplemental Letter, it has made its own analysis and decision to enter into this Agreement and the General Releases it has obtained such independent advice in this regard as it deemed appropriate, it is an "Accredited Investor" as such term is defined in Rule 501 (a) of Regulation D under the Securities Act of 1933, as amended, and it has not relied in its analysis or decision on any other person other than its own independent advisors.

         17. REPRESENTATIONS OF FW. FW represents to the Bondholders that, as of the date of this Agreement:

              (a) FW has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Exit Funding Agreement, the General Releases and the Supplemental Letter;

              (b) this Agreement, the Exiting Funding Agreement, the IRS Closing Agreement the General Releases and the Supplemental Letter have each been duly and validly authorized by FW;

              (c) the execution, delivery and performance by FW of this Agreement, the Exiting Funding Agreement, the General Releases, the IRS Closing Agreement, and the Supplemental Letter will not conflict with or constitute a default under (i) the certificate of incorporation or bylaws of FW, (ii) the terms or provisions of any indenture, mortgage, deed of trust, contract or other agreement to which FW is a party, or
         (iii) any statute, judgment, order or regulation applicable to FW; and

              (d) FW and none of its Affiliates now own or have the right to acquire through any agreement or contract, any of the 1999 Bonds.

              18. ENFORCEABILITY. The terms of this Agreement shall be fully enforceable by the Bankruptcy Court or other forum contemplated by
         Section 28 hereof.

              19. BINDING AGREEMENT; COUNTERPARTS; EFFECTIVENESS OF AGREEMENT. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. This Agreement, the General Releases and the Supplemental Letter shall not become effective and binding on the parties hereto unless and until counterparts signature pages shall have been executed and delivered by (i) FW, (ii) the Debtors, (iii) the Trustee and (iv) the undersigned Bondholders. The parties hereto acknowledge that upon such execution and delivery, this Agreement, the General Releases, and the Supplemental Letter shall be deemed effective according to the terms hereof and thereof as of the date first set forth above; provided, however, that notwithstanding anything to the contrary contained herein, in the event that the Bankruptcy Court denies its approval of this Agreement, or does not grant its approval of this Agreement and issue the Permanent Injunction within 60 days from the execution of this Agreement, this Agreement, the General Releases, and the Supplemental Letter shall thereupon be of no validity, force and effect and shall be deemed void ab initio without any effect on the rights, obligations and claims of the parties hereto prior to the execution hereof.

         20. SEVERABILITY. If any provision or portion of this Agreement is determined to be invalid, void or unenforceable by a court of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect. Any provision or portion of this Agreement determined to be invalid, void or unenforceable by a court of competent jurisdiction shall be deemed severed from this Agreement, and if such severed provision or portion is material the parties hereto shall negotiate in good faith amendments to this Agreement in order to effectuate the original intent of the parties as closely as possible.

         21. COMPLETE AGREEMENT. This Agreement, together with the Supplemental Letter and all Annexes hereto, contains the complete understanding between the parties hereto with respect to the subject matter thereof and shall, as of the date hereof, supercede all other agreements and communications, whether they are written or oral, between the parties concerning this subject matter (including, but not limited to, that certain Global Settlement Term

Sheet executed on or about March 7, 2001 by counsel for FW, the Debtors and the Bondholders). The Annexes and Exhibits attached hereto are incorporated herein by reference, made a part hereof and are included with the definition of the term "Agreement" for all purpose hereof, including without limitation, the provisions of Section 18.

         22. WAIVER/MODIFICATION. No waiver or modification of this Agreement or any covenant, condition or limitation herein contained shall be valid and no evidence of waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties hereto arising out of or affecting this Agreement or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing duly signed by the party to be charged with such waiver or modification. Any waiver by any party hereto of any provision or condition of this Agreement or breach thereof or any extension of time granted by any party under this Agreement shall not be construed or deemed to be a waiver of any other provision or condition of this Agreement or breach thereof or extension of time with respect thereto or a waiver of a subsequent breach of or subsequent extension of time with respect to the same provision or condition.

         23. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois in all respects, without giving effect to the conflicts of law principles thereof.

         24. SINGULAR AND PLURAL; "AFFILIATE" AND "RELATED PERSONS". For purposes of this Agreement, unless the context requires otherwise, words importing the singular shall include the plural and vice versa. The term "Affiliate", when used with respect to any person or entity, shall mean all persons or entities controlling, controlled by or under common control with such person or entity, with "control" being the power to direct the management, policies or actions of a person or entity, whether by equity ownership, contract, family relationship or otherwise. The term "Related Persons", when used with respect to any person, entity or Affiliate thereof, shall include each of their present, former or future trustees, administrators, stockholders, partners, members, directors, managers, officers, employees, agents, contractors, attorneys, advisors and representatives and other persons or entities acting on their behalf.

         25. ASSIGNMENT. Neither this Agreement nor any rights nor obligations hereunder (other than with respect to FW or any Bondholder, the right to receive the payment of money) may be assigned by any party hereto without the express written consent of the other parties and any attempted assignment in violation thereof shall be null and void; provided, however, that nothing contained herein shall be deemed to prohibit any assignment of this Agreement by operation of law as a result of any merger or consolidation or similar transaction so long as the surviving or successor entity remains bound by all of the provisions of this Agreement.

         26. CAPTIONS AND HEADINGS. The captions, section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         27. CONSTRUCTION. The parties hereto hereby acknowledge and agree that they and their respective counsel have independently reviewed and had the opportunity to make amendments to this Agreement and that the normal rule of construction, whereby ambiguities are to be resolved against the drafting party, shall be inapplicable to this Agreement.

         28. CONSENT TO JURISDICTION/SERVICE OF PROCESS. Debtors, FW, the Trustee and the Bondholders, both individually and collectively as the Bondholder Steering Committee, hereby consent to the jurisdiction of the Bankruptcy Court, or, if the Bankruptcy Court refuses to accept jurisdiction, any federal court in the Southern District of New York in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waive any claim of forum non conveniens or objection to venue. In the event of a default or breach under the Agreement, the non-defaulting party or parties shall send a written notice of default to the defaulting party, notifying them of the default and providing them with a ten (10) day cure period. Upon expiration of such cure period, if such default is not cured to the reasonable satisfaction of the non-defaulting party or parties such party or parties may exercise any rights and remedies pursuant to this Agreement. With respect to any notice of default, action or suit commenced pursuant to this provision, FW agrees that service by registered mail, return receipt requested postage prepaid, on FW at its corporate headquarters Perryville Corporate Park, Clinton, New Jersey 08809-4000, attention General Counsel, shall be deemed to be good and effective service.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of date first above written.

                                        ROBBINS RESOURCE RECOVERY
                                        PARTNERS, L.P.


                                        By:/S/HOBART S. TRUESDELL
                                           ----------------------------
                                             Name:
                                             Title:


                                        RRRP ROBBINS, INC.


                                        By:/S/HOBART S. TRUESDELL
                                           ----------------------------
                                             Name:
                                             Title:

                                        RRRP ILLINOIS, LLC


                                        By:/S/HOBART S. TRUESDELL
                                           ----------------------------
                                             Name:
                                             Title:

                                       FOSTER WHEELER LLC (as successor by
                                       merger to Foster Wheeler Corporation)


                                       By:  /S/ STEVEN I. WEINSTEIN
                                          ------------------------------------
                                            Name:   Steven I. Weinstein
                                            Title:  Manager and Vice President

                                        SUNTRUST BANK, as Trustee


                                        By:  /S/ DEBORAH MOREYRA
                                        -------------------------------------
                                        Name: Deborah Moreyra
                                        Title: First Vice President

                                        FRANKLIN HIGH YIELD TAX-
                                        FREE INCOME FUND

                                        Holder of 1999A Bonds,
                                        1999B Bonds, 1999C Bonds
                                        and 1999D Bonds in the
                                        principal amount of
                                        $72,729M $28,459M, $35,000M
                                        and $22,651M, respectively.


                                        By:  /S/RICHARD L. KUERSTEINER
                                           --------------------------------
                                             Name:  Richard L. Kuersteiner
                                             Title: AVP

                                       By:
                                          -----------------------------------
                                            Name:
                                            Title:
                                           Title: Vice President

                                       EATON VANCE MANAGEMENT


                                       Holder of 1999A Bonds,
                                       1999B Bonds, 1999C Bonds
                                       and 1999D Bonds in the
                                       principal amount of
                                       $14,554,687, $5,695,313
                                       $11,686,780 and $4,533,035,
                                       respectively.


                                       By:  /S/ THOMAS M. METZOLD
                                          ----------------------------
                                        Name: Thomas M. Metzold
                                         Title: Vice President

                                       PRUDENTIAL MUTUAL FUND
                                       INVESTMENT MANAGEMENT

                                       Holder of 1999A Bonds,
                                       1999B Bonds, 1999C Bonds
                                       and 1999D Bonds in the
                                       principal amount of
                                       $5,031,250 $1,968,750
                                       $4,039,876 and $1,566,975
                                       respectively.


                                       By:  /S/ROBERT L. WAAS
                                          ---------------------------------
                                        Name: Robert L. Waas
                                        Title: Vice President

                                       VAN KAMPEN TAX FREE HIGH INCOME FUND*

                                       Holder of 1999A Bonds,
                                       1999B Bonds, 1999C Bonds
                                       and 1999D Bonds in the
                                       principal amount of
                                       $3,953,000 $1,547,000, $0
                                       and $0, respectively.


                                       By:  /S/ JOHN R. REYNOLDSON
                                          ---------------------------------
                                        Name: John R. Reynoldson
                                        Title: Vice President

                                        *As provided for in Section 8.1 of the
                                        Agreement and Declaration of Trust of
                                        the Van Kampen Tax Free `Trust (the
                                        "Trust") dated as of May 10, 1995 an r
                                        amended (under which the Trust is
                                        organized as a business trust under the
                                        laws of the State of Delaware and the
                                        Van Kampen Tax Free High Income Fund
                                        (the "`Series") is organized as series
                                        of the Trust), the shareholders,
                                        trustees, officers, employees, and other agents of the Trust and the Series shall not personally be bound by or liable for the matters set for hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder. A Certificate of Trust referring to the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Delaware.

                                        VAN KAMPEN MUNICIPAL INCOME FUND

                                        Holder of 1999A Bonds,
                                        1999B Bonds, 1999C Bonds
                                        and 1999D Bonds in the
                                        principal amount of
                                        3,773,000 $1,477,000 $0 and
                                        $0, respectively.

                                        By:  /S/ JOHN R. REYNOLDSON
                                           --------------------------------
                                         Name: John R. Reynoldson
                                         Title: Vice President

                                        *As provided for in Section 8.1 of the
                                        Agreement and Declaration of Trust of
                                        the Van Kampen Tax Free Trust (the
                                        "Trust") dated as of May 10, 1995 and
                                        further amended (under which the Trust
                                        is organized as a business trust under
                                        the laws of the State of Delaware and
                                        the Van Kampen Municipal Income Fund
                                        (the "Series") is organized as series of the Trust), the shareholders, trustees, officers, employees, and other agents of the Trust and the Series shall not personally be bound by or liable for the matters set forth hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder. A Certificate of Trust referring to the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Delaware.

                                        VAN KAMPEN HIGH YIELD MUNICIPAL FUND*

                                        Holder of 1999A Bonds,
                                        1999B Bonds, 1999C Bonds
                                        and 1999D Bonds in the
                                        principal amount of
                                        $1,473,000, $577,000, $0
                                        and $0, respectively.

                                        By:  /S/ JOHN R. REYNOLDSON
                                           -------------------------------
                                        Name: John R. Reynoldson
                                         Title: Vice President

                                        *As provided for in Section 8.1 of the
                                        Agreement and Declaration of Trust of
                                        the Van Kampen Tax-Exempt Trust (the
                                        "Trust") dated as of May 10, 1995, as
                                        amended and restated as of June 21, 1995 and subsequently amended (under which the Trust is organized as a business trust under the laws of the State of Delaware- and the Van Kampen High Yield Municipal Fund (the "Series") is organized as series of the Trust), the shareholders, trustees, officers, employees, and other agents of the Trust and the Series shall not personally be bound by or liable for the matters set forth hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder. A Certificate of Trust referring to the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Delaware.

                                         VAN KAMPEN INVESTMENT
                                          GRADE MUNICIPAL TRUST*

                                         Holder of 1999A Bonds,
                                         1999B Bonds, 1999C Bonds
                                         and 1999D Bonds in the
                                         principal amount of
                                         $180,000, $70,000, $0 and
                                         $0 respectively.

                                         By:  /S/ JOHN R. REYNOLDSON
                                            ----------------------------------
                                         Name: John R. Reynoldson
                                         Title: Vice President


                                        *As provided for in Section 5.5 of the
                                        Declaration of Trust as amended of the
                                        Van Kampen Investment Grade Municipal
                                        Trust (the "Trust") (under which the
                                        Trust is organized as an unincorporated
                                        business trust under the laws of the
                                        Commonwealth of Massachusetts), the
                                        shareholders, trustees, officers,
                                        employees and other agents of the Trust
                                        shall not personally be bound by or
                                        liable for the matters set forth herein, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

                                   ATTACHMENTS


Annex A                 Budget by Debtors
Annex B                 Release by FW
Annex C                 Release by Partnership, General Partner, Operator,
                        Trustee and Bondholder Steering Committee
Annex D                 Permanent Injunction
Annex E                 Bondholder Transfer Agreement

Exhibit 1               Form of Assignment Agreement
Exhibit 2               Form of Foreclosure Action Complaint
Exhibit 3               Form of Priority Order
Exhibit 4               Form of IRS Closing Agreement
Exhibit 5               Form of Sale Motion

Schedule A              Allowed Priority Claims (other than Allowed
                        Administrative Claims)